Exhibit 23(k)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-158302 on Form S-3 of our reports dated February 23, 2009, relating to the consolidated financial statements and the related financial statement schedule of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) (which reports express an unqualified opinion on those financial statements, and include explanatory paragraphs regarding (1) the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” and (2) Merrill Lynch becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009), and the effectiveness of Merrill Lynch’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Merrill Lynch’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Merrill Lynch for the year ended December 26, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

New York, New York

April 8, 2009